Exhibit 99.1


              Midas Board of Directors Elects Alan Feldman Chairman


     ITASCA, Ill.--(BUSINESS WIRE)--March 7, 2006--At its quarterly meeting today, the board of directors of Midas, Inc. (NYSE:MDS) elected Alan D. Feldman, 54, president and chief executive officer since joining the company in January 2003, to the additional post of chairman.
     He will succeed Robert R. Schoeberl, 70, who has served as chairman since September 2002. Schoeberl will assume the new role of lead director.
     The changes will become effective at the company's annual shareholders meeting on May 9.
     "Since early 2003, Alan has led Midas through a significant transformation, which returned financial strength to the company by withdrawing from exhaust manufacturing and parts distribution, and building the retail business of the Midas system," Schoeberl said. "Going forward, Midas is now well-positioned as a franchisor to continue growing retail sales and improving operating margins."
     From 1994 through 2002, Feldman held senior management posts at McDonald's Corporation. His most recent posts there were president and chief operating officer of McDonald's Americas and president of McDonald's USA. From 1983 to 1994, Feldman held financial and operational posts with the Pizza Hut and Frito-Lay units of Pepsico. He also is a director of Foot Locker, Inc.

     Schoeberl, a Midas director since 1998, retired as executive vice president of Montgomery Ward in 1994. Prior to joining Wards in 1985, he was senior vice president of sales and marketing at GNB Automotive Batteries. Schoeberl also is a director of TBC Corporation and Lund International.

     Midas is one of the world's largest providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at more than 2,600 franchised, licensed and company-owned Midas shops in 19 countries, including 1,800 in the United States and Canada.

     NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2004 annual report of Form 10-K.


     CONTACT: Midas, Inc.
              Bob Troyer, 630-438-3016
              www.midasinc.com